Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-147793

October 15, 2012

Prospectus Supplement No. 4

Cytomedix, Inc.

5,001,924 Shares of Common Stock

This prospectus amends and supplements the prospectus dated April 18, 2012 to allow sales, from time to time, of 1,000,000 shares of common stock issuable upon the exercise of warrants sold in our August 22, 2008 offering which may be exercised at a price of $1.00 per share, 2,138,085 shares of common stock issuable upon the exercise of certain warrants sold in our August 10, 2009 offering which may be exercised at a price of $0.51 per share, and 1,863,839 shares of common stock issuable upon the exercise of certain warrants sold in our October 7, 2010 offering which may be exercised at a price of $0.60 per share. We will receive proceeds if the warrants are exercised; to the extent we receive such proceeds, they will be used for working capital purposes.

Our common stock is presently quoted for trading under the symbol “CMXI” on the OTC Bulletin Board. On October 9, 2012, the last sales price of the common stock, as reported on the OTC-BB was $0.88 per share.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed with the SEC on October 3, 2012, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated April 18, 2012, prospectus supplement no. 1 dated May 18, 2012, prospectus supplement no. 2 dated May 25, 2012, and prospectus supplement no. 3 dated August 17, 2012, which are to be delivered with this prospectus supplement.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of the original prospectus, as subsequently amended and supplemented, before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is October 15, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

______________

Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

______________

Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders

On September 28, 2012, Cytomedix, Inc. held its annual shareholder meeting at its executive offices in Gaithersburg, Maryland. The shareholders approved the following proposals:

Proposal 1 – Election of Directors. The shareholders elected James S. Benson, Mark T. McLoughlin, C. Eric Winzer, Stephen N. Keith, Martin P. Rosendale, Richard S. Kent, Lyle Hohnke, Joseph Del Guercio and David E. Jorden as directors to hold office until the next annual meeting of shareholders and until their successors are duly elected. A summary of votes cast follows below:

Name	Votes For	% For	Withheld*

James S. Benson	45,933,002	99.69%	144,590
Richard S. Kent	45,950,502	99.72%	127,090
Martin P. Rosendale	45,950,502	99.72%	127,090
Mark T. McLoughlin	45,937,902	99.70%	139,690
Stephen N. Keith	45,937,902	99.70%	139,690
Lyle Hohnke	45,806,163	99.41%	271,429
David E. Jorden	45,089,502	97.86%	988,090
C. Eric Winzer	45,934,502	99.69%	143,090
Joseph Del Guercio	44,518,690	96.62%	1,558,902

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* Proxies received were voted, unless authority was withheld, in favor of the election of the nominees.

Proposal 2 – Ratification of Auditors. Shareholders also voted to ratify the appointment of Stegman & Company as the Company’s independent registered accountant for the fiscal year ending December 31, 2012 with 70,597,654 shares voting for and 82,810 shares voting against the Proposal.

Item 9.01      Financial Statement and Exhibits

(d)         Exhibits.

NA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Martin P. Rosendale
Martin P. Rosendale Chief Executive Officer

Date: October 3, 2012